 For period ending   March 31, 2010
 Exhibit 77(a) and (c)

File number 811-02319

Item 77C(a) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated November 4, 2009, filed November 4, 2009 (Accession No. 0000930413-09-00549).

For period ending   March 31, 2010  Exhibit 77(c)

File number 811-02319

On December 4, 2009, the shareholders of Fort Dearborn Income Securities, Inc. elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.  There was also a shareholder proposal to terminate the investment advisory between UBS Global Asset Management  (Americas), Inc. and Fort Dearborn, Inc.

Below is an excerpt from a press release dated December 7, 2009 regarding the Results from the Annual meeting:

 Fort Dearborn Income Securities, Inc. held its annual shareholder meeting on Friday December 4, 2009 at which the shareholders elected four directors.
All four incumbent directors were re-elected for one-year terms as follows:

For
Withhold
Adela Cepeda
7,589,180
335,041
Frank K. Reilly
7,595,473
328,747
Edward M. Roob
7,595,838
328,383
J. Mikesell Thomas
7,548,972
375,249